Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Form S-8 of W&T Offshore, Inc. to be filed on or about May 14, 2013, and as referenced in the Annual Report on Form 10-K of W&T Offshore, Inc. filed on February 27, 2013, of information from our reserves report with respect to the reserves of W&T Offshore, Inc. dated January 23, 2013, and entitled “Estimate of Reserves and Future Revenue to the W&T Offshore, Inc. Interest in Certain Oil and Gas Properties Located Onshore Texas; in State Waters Offshore Alabama, Louisiana, and Texas; and in Federal Waters in the Gulf of Mexico as of December 31, 2012”, and to the use of our reports on reserves and the incorporation of our reports on reserves for the years ended 2008, 2009, 2010, and 2011.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

May 14, 2013